Exhibit 99.1

Conmed Healthcare Management, Inc. Provides Update on Proposed Merger Agreement

Hanover, Md. -- (BUSINESS WIRE) — November 15, 2011 -- Conmed Healthcare Management, Inc. (NYSE Amex: CONM) (“Conmed” or the “Company”), a leading full service provider of correctional facility healthcare services to county and municipal detention centers, today announced it has received notice from Ayelet Investments LLC and Ayelet Merger Subsidiary (collectively, "Ayelet"), the counterparties to Conmed's previously announced Merger Agreement, that Ayelet does not in good faith believe that it will be able to obtain financing on substantially the terms described in the financing commitment due to the inability of Ayelet and its potential financing sources to agree on certain post-closing covenants, including, among others, post-closing financial covenants.  Such financing is necessary for Ayelet to have the funds available to complete the proposed merger between Conmed and Ayelet.

Conmed is now considering the various options available to it based on such notification; however, in order to continue to comply with its obligations under the Merger Agreement, the Company will hold its previously announced Special Meeting of Shareholders today, November 15, 2011 at 9:00 a.m.

“Conmed is a robust business that continues to achieve increasing revenue growth and operating profitability.  Our cash flow generation is strong and we maintain a solid balance sheet,” said Richard Turner, Chairman and Chief Executive Officer. “Our growth and ongoing success stem from our steadfast commitment to excellence in the delivery of quality healthcare as well as the strength of our business model.”

“We are proud of our accomplishments and the quality of care that we provide to county and municipal correctional facilities spanning in forty counties in eight states.  We will aim to continue to build our business through ongoing contract renewals, cross-selling new services to current clients, winning new contracts, and through potential acquisitions that are reasonably priced and are aligned with our strategy,” Dr. Turner concluded.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in eight states, including Arizona, Kansas, Maryland, New Jersey, Oregon, Tennessee, Virginia and Washington. For more information, visit us at www.conmedinc.com.

Additional Information about the Proposed Transaction with Ayelet

The Company has called a Special Meeting of its Shareholders to be held today, November 15, 2011 at 9:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, for the purpose of voting on proposals to approve and adopt the Merger Agreement, to consider and cast a nonbinding advisory vote on the ‘‘golden parachute’’ compensation that may be payable to the Company’s named executive officers in connection with the merger as reported in the Company’s proxy statement, and to grant authority to postpone or adjourn the special meeting. Stockholders of record on October 24, 2011 will be entitled to vote at the meeting.  Conmed filed a definitive proxy statement with the Securities and Exchange Commission on October 25, 2011 in connection with the proposed transaction with Ayelet. The definitive proxy statement has been mailed to Conmed’s stockholders.  Conmed’s stockholders are urged to read the proxy statement and other relevant materials because they contain important information about the proposed merger with Ayelet. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Conmed on its corporate website at www.conmedinc.com.

Conmed’s officers and directors may be deemed to be participants in the solicitation of proxies from Conmed’s stockholders with respect to the proposed transaction with Ayelet. Information about Conmed’s executive officers and directors, and their ownership of Conmed’s common stock, is set forth in the definitive proxy statement filed with the SEC on October 25, 2011 and other relevant documents regarding the proposed transaction with Ayelet.  Copies of these documents may be obtained, free of charge, as described above.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," "potentially," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation: potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Ayelet transaction; unexpected costs or expenses resulting from the proposed Ayelet transaction; litigation or adverse judgments relating to the proposed Ayelet transaction; risks relating to the consummation of the contemplated Ayelet transaction, including the risk that the required stockholder approval might not be obtained in a timely manner or at all, or that other closing conditions will not be satisfied; other factors not currently anticipated by management which may materially and adversely affect the closing of the Ayelet transaction; the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; inflation exceeding the Company’s projection of the inflation rate of cost of services under multi-year contracts; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third-party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; investigation and auditing of our contracts by government agencies; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; influence of certain stockholders; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; limited liability of directors and officers; the Company’s ability to meet the NYSE Amex continued listing standards; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2010. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5529
Chief Financial Officer
tfry@conmed-inc.com

or
In-Site Communications, Inc.
Lisa Wilson, 212-452-2793
lwilson@insitecony.com